FOR IMMEDIATE RELEASE

OurPet's Company Reports

2006 Third-Quarter and Nine Months Financial Results

" Third-Quarter Revenues Up 39.3%

" Management Optimistic About Last Quarter of 2006

FAIRPORT HARBOR, Ohio--October 24, 2006--OurPet's Company (OTC BB:OPCO): a growing designer, developer, producer, and marketer of accessory and consumable pet products, today reported financial results for its third quarter and nine months ended September 30, 2006.

Net revenues for the 2006 third quarter increased 39.3 percent to $2,256,020 from $1,619,413 in the same period a year ago. Gross margin as a percent of sales for the 2006 third quarter increased to 29.4 percent from 26.0 percent in the 2005 third quarter. Net income for the 2006 third quarter was $144,470, compared to $42,839 in the 2005 third quarter. Earnings, before interest, taxes, depreciation, and amortization (EBITDA), for the 2006 third quarter was $278,349 compared to $123,375 for the 2005 third quarter.

Revenues for the nine months of 2006 increased 31.8 percent to $6,559,530 from $4,978,373 in the comparable period last year. For the 2006 nine months, gross margin was 26.6 percent compared to 27.1 percent in the 2005 nine months. The gross margin in the nine months of 2006 decreased as a result of lower gross margins on certain Pet Zone products and aggressive pricing to penetrate new market segments. Net income for the 2006 nine months was $223,704, from $170,270 in the 2005 nine months. EBITDA for the 2006 nine months was $616,265 compared to $411,322 for the 2005 nine months.

Dr. Steven Tsengas, President and CEO stated, "Our sales in the second quarter were penalized by key new product mold and manufacturing delays, as well as temporary promotion and purchasing delays at two major pet specialty chains due to their internal reorganization. The manufacturing delays were resolved for our Signature Series Feeder product line and we have received several large orders that will be shipped in the third quarter and beyond. The transition of the Pet Zone line into OurPet's is now mostly completed. We expect sales to accelerate during the second half of this year compared with the first half. We are well positioned to increase total sales going into the seasonally strong second half of 2006, as a result of our increased product offering, the acceptance of new products and sales of our Signature Series Feeder and Durapet product lines.

Dr. Tsengas continued, "Profitability for the 2006 second quarter and first half was negatively impacted by lower gross margins and increased interest expense. We are working on cost savings strategies and have identified certain business related costs that we feel we can eliminate or significantly reduce, saving the Company an estimated $250,000 annually. We are working with our suppliers and costumers to achieve additional cost savings. We are excited about the sales and profit opportunities in the second half of the year, which should compare favorably against last year's second half sales and profits."

For investors who would like to be added to OurPet's investor distribution list, please contact Andrew@smberger.com.

About OurPet's Company

OurPet's designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the US and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The American Pet Products Manufacturers' Association APPMA(a) estimates that the pet industry will expand to $35.9 billion in 2005 versus $17.0 billion in 1994, making it the seventh largest industry in the US and 60 percent larger than the toy industry.

(a) APPMA, 2005/2006 National Pet Owners Survey

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words "projects," "anticipates," "believes," "expects," "intends," "will," "may" and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the Company's expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the Company's actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the Company's ability to manage its operating expenses and realize operating efficiencies, (2) the Company's ability to maintain and grow its sales with existing and new customers, (3) the Company's ability to retain existing members of its senior management team and to attract additional management employees, (4) the Company's ability to manage fluctuations in the availability and cost of key materials and tools of production, (5) general economic conditions that might impact demand for the Company's products, (6) competition from existing or new participants in the pet products industry, (7) the Company's ability to design and bring to market new products on a timely and profitable basis, (8) challenges to the Company's patents or trademarks on existing or new products, or (9) the Company's ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the Company's periodic filings with the SEC. The Company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

CONTACT: INVESTOR RELATIONS:

OurPet's, Company -or- SM Berger & Company, Inc.

Dr. Steven Tsengas Andrew Berger

(440) 354-6500 (216) 464-6400

--Financial Results Follow--

OURPET'S COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$ 2,256,020	$ 1,619,413	$ 6,559,530	$ 4,978,373
Cost of goods sold	1,591,717	1,199,095	4,813,354	3,628,968
Gross profit on sales	664,303	420,318	1,746,176	1,349,405
Selling, general and administrative expenses	488,217	356,964	1,389,852	1,120,126
Income from operations	176,086	63,354	356,324	229,279
Acquisition consolidation expenses	-	-	(55,292)	-
Other income and expense, net	15,213	(707)	47,396	(6,906)
Interest expense	(46,829)	(19,808)	(124,724)	(52,103)
Net income	$ 144,470	$ 42,839	$ 223,704	$ 170,270

Basic and Diluted Net Income Per Common Share After Dividend Requirements For Preferred Stock	$ 0.01	$ -	$ 0.01	$ 0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,508,798	12,053,082	15,471,048	11,887,653

OURPET'S COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and equivalents	$ 149,902	$ 6,477
Receivables, net	1,100,305	930,772
Inventories	3,192,403	2,060,172
Prepaid expenses	102,477	98,964
Total current assets	4,545,087	3,096,385

Property and equipment, net	1,945,463	862,719
Other	320,437	218,976

Total assets	$ 6,810,987	$ 4,178,080

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$ 1,525,000	$ 1,100,000
Current maturities of long-term debt	172,950	119,185
Accounts payable	1,472,252	867,612
Accrued expenses	136,570	150,687
Total current liabilities	3,306,772	2,237,484

Long-term debt	310,718	22,843
Stockholders' Equity	3,193,497	1,917,753

Total liabilities and stockholders' equity	$ 6,810,987	$ 4,178,080

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